                         [WELLS FARGO BANK LETTERHEAD]


                                 April 28, 1997


Central Consumer Finance Company
5480 East Ferguson Drive
Commerce, California 90022

Attention: Mr. Gary M. Cypres
           Chief Executive Officer

        Re: Extension of Maturity Date
        ------------------------------

Dear Gary:

        Reference is made to (i) that certain Credit Agreement dated as of December 14, 1993 between Central Consumer Finance Company, a Delaware corporation ("Borrower") and Wells Fargo Bank, National Association (the "Bank") (as amended from time to time, the "Credit Agreement") and (ii) that certain Revolving Line of Credit Note dated as of September 24, 1996 made by Borrower to the order of the Bank in the original principal amount of up to $50,000,000.00 (as amended from time to time, the "Note"). Capitalized terms used herein but not otherwise defined shall have the meanings specified for such terms in the Credit Agreement.

        Pursuant to Section 1.1(a) of the Credit Agreement, April 30, 1997 is the scheduled last day on which the Bank will make advances under the Line of Credit to Borrower. Similarly, the Note provides that the outstanding balance thereof shall be due and payable in full on April 30, 1997. Central Financial Acceptance Corporation, the parent company of Borrower, and the Bank (in its capacity as syndication agent) are currently involved in negotiations regarding certain proposed credit facilities that would (if made) refinance and replace the existing Line of Credit evidenced by the

Central Consumer Finance Company
April 28, 1997
Page 2


Credit Agreement and the Note. To accommodate continued negotiations for such credit facilities, Borrower has requested that Bank extend the maturity date of the Line of Credit to May 30, 1997. Subject to the terms hereof, the Bank agrees to extend the maturity date of the Line of Credit to May 30, 1997. Therefore,
Section 1.1(a) of the Credit Agreement is hereby amended by deleting "April 30, 1997" as the last day on which the Bank will make advances under the Line of Credit, and by substituting for said date "May 30, 1997". In addition, the reference to "April 30, 1997" on page 5 of the Note as the maturity date thereof is deleted and the day "May 30, 1997" substituted therefor.

        Pursuant to that certain Waiver Agreement and Temporary Amendment dated as of January 31, 1997 by and between Borrower and the Bank (the "January Waiver"), the Bank agreed to increase the advance rate against Borrower's various eligible contracts from 70% to 75%. According to the January Waiver, such increase was to terminate as of April 1, 1997. The Bank has permitted the 75% advance rate to remain in effect since April 1, 1997 and will continue to do so until May 30, 1997.

        The effectiveness of this letter is conditioned upon receipt by the Bank of an original counterpart hereof executed by Borrower and delivered to the Bank on or before April 30, 1997.

        Except as expressly provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents (including the Note) shall continue in full force and effect, without waiver or modification, and the Bank reserves all of its rights, privileges and remedies in connection therewith.

Central Consumer Finance Company
April 28, 1997
Page 3


        Please arrange to have this letter or a copy hereof executed and returned to the Bank in accordance with the foregoing.


                                        WELLS FARGO BANK,
                                        NATIONAL ASSOCIATION


                                        By: /s/ PERRY MORETH
                                            ----------------
                                            Perry Moreth
                                            Vice President


ACKNOWLEDGED AND AGREED TO
THIS 29 DAY OF APRIL, 1997:


CENTRAL CONSUMER FINANCE COMPANY,
a Delaware corporation


By: /s/ GARY CYPRES
    ---------------
Title: President
       ------------